Exhibit 99.1

aaiPharma Inc. Reports Third Quarter 2004 Financial Results

Wilmington, North Carolina, November 9, 2004 — aaiPharma Inc. (Nasdaq: AAII), a science-based pharmaceutical company, today reported financial results for the quarter ended September 30, 2004. Net revenues for the third quarter of 2004 were $43.2 million, compared to $39.7 million in the third quarter of 2003. The Company recorded a net loss of $33.8 million, or $1.18 per diluted share, compared with a net loss of $9.4 million, or $0.34 per diluted share, in the third quarter of 2003.

Net revenues from the Company’s pharmaceutical product business increased to $15.7 million, compared to $13.7 million in the third quarter of 2003. Product development revenues increased to $4.5 million from $3.5 million in the same period of 2003. Net revenues from the Company’s development services business increased to $23.1 million from $22.5 million in the same period of 2003.

Selling expenses decreased by $3.0 million over the same period in 2003 primarily due to reduced product promotion costs and lower personnel expenses due to the pharmaceutical sales force restructuring. Research and development expenses were $3.1 million in the quarter, primarily related to spending on the Lynxorb™ pain management product (previously referred to as ProSorb-D™) and the Company’s proton pump inhibitor development program. The increase in operating costs and expenses included approximately $13.7 million in restructuring charges and a $5.3 million charge related to the impairment of intangible assets associated with the Company’s Brethine® product due to the introduction of generic competition.

Exhibit 99.1

Strategic Initiatives Update
During the quarter, the Company conducted a work force reduction intended to rationalize its expense base in relation to its revenue. aaiPharma recorded a $13.7 million restructuring charge representing severance costs and related employee benefit expenses for those affected by the reduction, separation payments to the Company’s former Chief Executive Officer, and lease costs for facilities and aircraft no longer in use.

Subsequent to the end of the third quarter, the Company entered into an amendment to its senior secured credit facility to, among other things, increase the amount of the term loans by up to $30 million. In addition, the Company made the October 1, 2004 interest payment on its 11.5% Senior Subordinated Notes due 2010. aaiPharma also has retained Rothschild Inc. to assist the management team in its ongoing evaluation of potential asset divestitures, including the potential sale of some or all of the assets of the Company’s Pharmaceuticals Division.

“We continue to make substantial progress executing our strategic plans,” said Mr. Timothy R. Wright, interim President and CEO of aaiPharma. “We remain committed to strengthening the Company’s capital structure and returning to a normal business environment.”

About aaiPharma Inc.
aaiPharma Inc. is a science-based pharmaceutical company focused on pain management, with corporate headquarters in Wilmington, North Carolina. With more than 25 years of drug development expertise, the Company is focused on developing and marketing branded medicines in its targeted therapeutic areas. aaiPharma‘s development efforts are focused on developing improved medicines from established molecules through its research and development capabilities. For more information on the Company, including its product development organization AAI Development Services, please visit aaiPharma‘s website at www.aaipharma.com.

Exhibit 99.1

Forward-Looking Statements
To the extent that information in this press release contains “forward-looking statements” under federal securities laws, the Company advises that the “forward-looking statements” involve risks and uncertainties that could cause actual results to differ materially, including, without limitation: risks and uncertainties pertaining to the implementation of enhanced internal controls; the pendency and outcome of governmental investigations and pending litigation; the ability of the Company to meet its liquidity needs from operations, borrowings and the proceeds of asset sales, if any; the ability of the Company to execute its business plan, including the marketing of services to other companies and the focus of product marketing and sales efforts on hospitals and pain management centers; changes in pricing or other actions by competitors; the success of our cost reduction initiatives; and general economic conditions.

For more information on these and other factors that may affect the Company’s results, please refer to the Company’s quarterly report on Form 10-Q for the period ended September 30, 2004 and the Company’s other periodic filings with the SEC.

Brethine® is a registered trademark, and Lynxorb™ and ProSorb-D™ are trademarks, of aaiPharma LLC.

-Financial Tables to Follow-

Exhibit 99.1

aaiPharma Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
Net revenues:
Product sales	$15,684	$13,664	$61,898	$78,428
Product development (royalties and fees)	4,481	3,524	14,522	11,231
Development services	23,054	22,512	72,529	65,124

	43,219	39,700	148,949	154,783

Operating costs and expenses:
Direct costs (excluding depreciation and royalty expense):
Product sales (includes product rights amortization of $3,972, $2,969, $11,916 and $8,906)	10,404	10,955	35,494	37,817
Development services	12,749	12,614	42,248	37,390

Total direct costs	23,153	23,569	77,742	75,207

Selling expenses	6,021	9,071	30,122	25,006
General and administrative expenses	9,479	9,793	35,319	31,112
Research and development	3,134	5,367	13,847	15,441
Depreciation	2,367	1,912	6,404	5,747
Professional fees — internal inquiry	769	—	9,072	—
M.V.I. contingent payment/(gain on sale)	(1,567)	—	(8,112)	—
Restructuring charges	13,719	—	17,119	—
Royalty expense	357	325	1,366	452
Intangible asset impairment	5,250	—	5,250	—

Total operating costs and expenses	62,682	50,037	188,129	152,965

(Loss) income from operations	(19,463)	(10,337)	(39,180)	1,818

Other income (expense):
Interest, net	(9,469)	(5,140)	(23,866)	(15,621)
Loss from extinguishment from debt	—	—	(6,229)	—
Other	(275)	(122)	(2,111)	21

	(9,744)	(5,262)	(32,206)	(15,600)

Loss before income taxes	(29,207)	(15,599)	(71,386)	(13,782)
Provision for (benefit from) income taxes	4,583	(6,207)	4,758	(5,414)

Net loss	$(33,790)	$(9,392)	$(76,144)	$(8,368)

Basic loss per share:	$(1.18)	$(0.34)	$(2.67)	$(0.30)

Weighted average shares outstanding	28,586	27,810	28,558	27,664

Diluted loss per share:	$(1.18)	$(0.34)	$(2.67)	$(0.30)

Weighted average shares outstanding	28,586	27,810	28,558	27,664

Exhibit 99.1

aaiPharma Inc.
CONSOLIDATED BALANCE SHEETS
(In thousands)

	September 30,	December 31,
	2004	2003
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$7,143	$8,785
Accounts receivable, net	6,799	32,614
Work-in-progress	11,279	12,503
Inventories, net	13,509	14,693
Deferred tax assets	10,456	19,184
Prepaid and other current assets	10,335	10,398

Total current assets	59,521	98,177
Property and equipment, net	56,126	57,236
Goodwill, net	13,154	13,361
Intangible assets, net	282,843	351,315
Other assets	14,225	14,508

Total assets	$425,869	$534,597

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$—	$4,000
Accounts payable	21,515	21,879
Customer advances	13,775	17,630
Accrued wages and benefits	6,840	5,320
Interest payable	10,271	5,511
Deferred product revenue	10,632	45,664
Other accrued liabilities	37,524	11,133

Total current liabilities	100,557	111,137
Long-term debt, less current portion	323,700	338,844
Deferred tax liability	—	2,246
Other liabilities	18	7,647
Stockholders’ equity:
Common stock	29	28
Paid-in capital	91,622	88,049
Accumulated deficit	(92,451)	(16,307)
Accumulated other comprehensive income	2,533	3,197
Deferred compensation	(139)	(244)

Total stockholders’ equity	1,594	74,723

Total liabilities and stockholders’ equity	$425,869	$534,597

Exhibit 99.1

aaiPharma Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Nine Months Ended
	September 30,
	2004	2003
Cash flows from operating activities:
Net loss	$(76,144)	$(8,368)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	18,320	14,653
Intangible asset impairment, net of tax	5,250	—
Write-off of deferred financing and other costs	6,229	—
Gain from asset sale	(39,113)	—
Other	237	138
Changes in operating assets and liabilities:
Accounts receivable, net	25,731	(1,570)
Work-in-progress	1,083	(4,520)
Inventories	(1,824)	(90)
Deferred tax assets	8,728	—
Prepaid and other assets	(5,889)	273
Accounts payable	(318)	(1,420)
Customer advances	(3,768)	4,158
Interest payable	4,760	4,566
Deferred product revenue	(35,032)	45,198
Accrued wages and benefits and other accrued liabilities	26,067	(9,080)

Net cash (used in) provided by operating activities	(65,683)	43,938

Cash flows from investing activities:
Purchases of property and equipment	(5,475)	(9,867)
Proceeds from sales of property and equipment	97	508
Product line disposals (acquisitions)	92,944	(6,050)
Other	(199)	(334)

Net cash provided by (used in) investing activities	87,367	(15,743)

Cash flows from financing activities:
Proceeds from long-term borrowings	147,500	—
Payments on long-term borrowings	(164,000)	(29,500)
(Payments on) proceeds from interest rate swaps, net	(10,203)	2,191
Proceeds from stock option exercises	3,678	2,819
Other	(292)	805

Net cash used in financing activities	(23,317)	(23,685)

Net (decrease) increase in cash and cash equivalents	(1,633)	4,510
Effect of exchange rate changes on cash	(9)	68
Cash and cash equivalents, beginning of period	8,785	6,532

Cash and cash equivalents, end of period	$7,143	$11,110

Supplemental information, cash paid for:
Interest	$17,868	$13,520

Income taxes	$5,923	$6,152